Exhibit 4.3
THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED (the “1933 ACT”), OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO YOU THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE 1933 ACT, OR ANY APPLICABLE STATE SECURITIES LAWS.
PLAIN ENGLISH WARRANT AGREEMENT
This is a PLAIN ENGLISH WARRANT AGREEMENT dated April 22, 2016 by and between WEALTHFRONT INC., a Delaware corporation, and TRIPLEPOINT CAPITAL LLC, a Delaware limited liability company.
The words “We”, “Us”, or “Our” refer to the warrant holder, which is TRIPLEPOINT CAPITAL LLC. The words “You” or “Your” refers to the issuer, which is WEALTHFRONT INC., and not to any individual. The words “the Parties” refers to both TRIPLEPOINT CAPITAL LLC and WEALTHFRONT INC. This Plain English Warrant Agreement may be referred to as the “Warrant Agreement”.
The Parties have entered into a Plain English Growth Capital Loan and Security Agreement dated as of April 22, 2016, the “Loan Agreement”.
In consideration of such Loan Agreement, the Parties agree to the following mutual agreements and conditions set forth below:

WARRANT INFORMATION

Effective Date April 22, 2016	Warrant Number 0952-W-01	Loan Facility Number Part 1: 0952-GC-01 Part 2: 0952-GC-02

Warrant Coverage
Part 1: $800,000 (5% of
$16,000,000) on the Effective Date, subject to reduction as set forth in Section 1 of this Warrant Agreement
Part 2: $200,000 (5% of
$4,000,000), on the availability of the Part 2 Commitment Amount
Number of Shares Part 1: 97,442 on the Effective Date, subject to reduction as set forth in Section 1 of this Warrant Agreement Part 2: 24,361, on the availability of the Part 2 Commitment Amount	Price Per Share $8.21, subject to adjustment as set forth in this Warrant Agreement	Type of Stock Series F Preferred Stock, subject to adjustment as set forth in this Warrant Agreement

OUR CONTACT INFORMATION

Name TriplePoint Capital LLC	Address For Notices 2755 Sand Hill Road, Ste. 150 Menlo Park, CA 94025	Contact Person Sajal Srivastava, President
YOUR CONTACT INFORMATION

Customer Name Wealthfront Inc.	Address For Notices 900 Middlefield Road, 2nd Floor Redwood City, CA 94063	Contact Person Ashley Johnson, CFO

1.	WHAT YOU AGREE TO GRANT US
Part 1: You grant to Us and We are entitled, upon the terms and subject to the conditions set forth in this Warrant Agreement, to purchase from You, at a price per share equal to the Exercise Price, that number of fully paid and non- assessable shares of Your Warrant Stock equal to Eight Hundred Thousand Dollars ($800,000) (“Part 1 Warrant Coverage”), divided by the Exercise Price; provided, however, if You request and are funded an Advance of at least $5,000,000 by July 21, 2016, the total Part 1 Warrant Coverage shall be reduced and equal Six Hundred Fifty Thousand Dollars ($650,000).
Part 2: Upon the availability of Part 2 under the Loan Agreement, You grant to Us and We are entitled, upon the terms and subject to the conditions set forth in this Warrant Agreement, to purchase from You, at a price per share equal to the Exercise Price, an additional number of fully paid and non-assessable shares of Your Warrant Stock equal to Two Hundred Thousand Dollars ($200,000), divided by the Exercise Price.
The number of shares of Warrant Stock and the Exercise Price of such Warrant Stock are subject to adjustment as provided in Section 4 hereof.
For purposes of this Warrant Agreement, the following capitalized terms have the meanings given below:
“Exercise Price” means the lower of (a) $8.21 and (b) the lowest per share price for which Your preferred stock is sold in the Next Round.
“Next Round” means the next bona fide round of equity financing in which You issue and sell shares of your preferred stock for aggregate gross cash proceeds of at least $1,000,000 (excluding any amounts received upon conversion or cancellation of indebtedness) subsequent to the Effective Date.
“Warrant Stock” means (a) the class and series of Your preferred stock issued in the Next Round, if the lowest per share price for which such preferred stock is sold in the Next Round is less than $8.21, or (b) in all other cases, Your Series F Preferred Stock. For avoidance of doubt, if this Warrant Agreement is exercised prior to the Next Round then this Warrant Agreement shall be exercisable for Your Series F Preferred Stock.
The Parties agree that this Warrant Agreement to purchase the Warrant Stock has a fair market value equal to $100 and that $100 of the issue price of the investment will be allocable to the Warrant Agreement and the balance shall be allocable to the Loan Agreement for income tax purposes and the original issue discount on the Loan Agreement shall be considered to be zero.

2.	WHEN ARE WE ENTITLED TO PURCHASE YOUR WARRANT STOCK.
The term of this Warrant Agreement and Our right to purchase Warrant Stock will begin the Effective Date, and shall be available for the greater of (i) 7 years from the Effective Date or (ii) 5 years from the effective date of Your initial public offering.
Notwithstanding the foregoing, Our right to purchase the Warrant Stock shall be automatically and fully exercised via the net issuance method described below (without surrender of the Warrant Agreement) upon the occurrence of a Merger Event, as defined below, with a Person that is not one of Your affiliates, in which Your common stock is exchanged for cash and/or stock that is traded on a recognized public exchange or on the NASDAQ National Market, provided that, upon consummation of the Merger Event, the consideration payable to Us pursuant to such exercise and on account of the Warrant Stock consists of (i) cash or (ii) stock that is traded on a recognized public exchange or on the NASDAQ National Market and the total per share consideration is equal to or greater than three (3) times the aggregate Exercise Price (as adjusted). No less than ten (10) business days prior to the closing of any Merger Event, You shall provide Us with written notice of the proposed Merger Event together with a copy of the executed merger agreement, or other definitive documentation (and all schedules and exhibits thereto) and information concerning Your expected capitalization immediately prior to the Merger Event. Upon consummation of the Merger Event, You shall promptly provide Us with (a) a copy of any modifications or amendments to the executed merger agreement, (b) any other documents in connection therewith, (c) updated information, if any, concerning Your capitalization immediately prior to the Merger Event, and, (d)upon request, by Us any other information reasonably necessary to an informed evaluation of Our rights under this Agreement.

3.	HOW WE MAY PURCHASE YOUR WARRANT STOCK.
We may exercise Our purchase rights, in whole or in part, at any time, or from time to time, prior to the expiration of the term of this Warrant Agreement, by giving You a completed and executed Notice of Exercise in the form attached as Exhibit I. Promptly upon receipt of the Notice of Exercise and in any event no later than twenty-one (21) days after you have received Our Notice of Exercise and payment of the aggregate Exercise Price for the shares purchased, You will issue to Us a certificate for the number of shares of Warrant Stock that We have purchased and You will execute the Acknowledgment of Exercise in the form attached hereto as Exhibit II indicating the number of shares which will be available to Us for future purchases, if any.
We may pay for the Warrant Stock by either (i) cash or check, or (ii) by the net issuance method as determined below. If We elect the Net Issuance method, You will issue Warrant Stock using the following formula:
X = Y(A-B)
A
Where: X =    the number of shares of Warrant Stock to be issued to Us.
Y =    the number of shares of Warrant Stock We request to be exercised under this Warrant Agreement.
A =    the fair market value of one share of Warrant Stock.
B =    the Exercise Price.
For purposes of the above calculation, current fair market value of Warrant Stock shall mean with respect to each share of Warrant Stock:
If the exercise is in connection with but not after the initial public offering of Your Common Stock, and if Your registration statement relating to such public offering has been declared effective by the SEC, then the fair market value per share shall be the product of (x) the initial "Price to Public" specified in the final prospectus of the offering and (y) the number of shares of Common Stock into which each share of Warrant Stock is convertible at the time of such exercise;
If this Warrant Agreement is exercised after, and not in connection with Your initial public offering, and:
⇒ if traded on a securities exchange, the fair market value shall be the product of (x) the average of the closing prices over a five (5) day period ending three (3) days before the day the current fair market value of the securities is being determined and (y) the number of shares of Common Stock into which each share of Warrant Stock is convertible at the time of such exercise; or
⇒if actively traded over-the-counter, the fair market value shall be the product of (x) the average of the closing bid and asked prices quoted on the NASDAQ system (or similar system) over the five (5) day period ending three (3) days before the day the current fair market value of the securities is being determined and (y) the number of shares of Common Stock into which each share of Warrant Stock is convertible at the time of such exercise.
If this Warrant Agreement is exercised prior to or after Your initial public offering, and:
⇒Your Common Stock is not listed on any securities exchange or quoted in the NASDAQ System or the over-the- counter market, the current fair market value of Warrant Stock shall be the product of (x) the fair market value of a share of Your Common Stock, as determined in good faith by Your Board of Directors and (y) the number of shares of Common Stock into which each share of Warrant Stock is convertible at the time of such exercise, unless You shall become subject to a merger, acquisition or other consolidation pursuant to which You are not the surviving party, in which case the fair market value of Warrant Stock shall be deemed to be the value received by the holders of Your Warrant Stock on a common equivalent basis pursuant to such merger or acquisition or other consolidation.
During the term of this Warrant Agreement, You will at all times from and after the Effective Date have authorized and reserved a sufficient number of shares of (a) Warrant Stock to provide for the exercise of our rights to purchase Warrant Stock, and (b) Common Stock to provide for the conversion of the Warrant Stock.
If We elect to exercise part of the Warrant Agreement, You will promptly issue to Us an amended Warrant Agreement stating the remaining number of shares that are available. All other terms and conditions of that amended Warrant Agreement shall be identical to those contained in this Warrant Agreement.
If at the end of the term of this Warrant Agreement, the fair market value of one share of Warrant Stock (or other security issuable upon the exercise hereof) as determined in accordance herewith is greater than the Exercise Price in effect on such date, then this Warrant Agreement shall automatically be deemed on and as of such date to be converted pursuant hereto as to all shares of Warrant Stock (or such other securities) for which it shall not previously have been exercised or converted, and You shall promptly deliver a certificate representing the shares of Warrant Stock (or such other securities) issued upon such conversion to Us.

4.	WHEN WILL THE NUMBER OF SHARES AND EXERCISE PRICE CHANGE.
⇒If You are Acquired. If at any time: (i) there is a reorganization of Your stock (other than a reclassification, exchange or subdivision of Your stock otherwise provided for in this Warrant Agreement); (ii) You merge or consolidate with or into another entity, whether or not You are the surviving entity; (iii) You sell or convey, or grant an exclusive license with respect to, all or substantially all of Your assets to any other person; or (iv) there occurs any transaction or series of related transactions that result in the transfer of fifty percent (50%) or more of the outstanding voting power Your capital stock (each of the foregoing events are referred to as a “Merger Event”), then, as a part of such Merger Event, lawful provision shall be made so that We shall thereafter be entitled to receive, upon exercise of Our rights under this Warrant Agreement, the number of shares of preferred stock or other securities of the successor or surviving person resulting from such Merger Event, that would have been issuable if We had exercised Our rights under this Warrant Agreement immediately prior to the Merger Event. In any such case, appropriate adjustment (as determined in good faith by Your Board of Directors) shall be made in the application of the provisions of this Warrant Agreement with respect to Our rights and interest after the Merger Event so that the provisions of this Warrant Agreement (including adjustments of the Exercise Price and number of shares of Warrant Stock purchasable) shall be applicable to the greatest extent possible.
⇒ If You Reclassify Your Stock. If at any time You reclassify, or subdivide Your securities or otherwise change any of the securities as to which purchase rights under this Warrant Agreement exist into the same or a different number of securities of any other class or classes, this Warrant Agreement will thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities which were subject to the purchase rights under this Warrant Agreement immediately prior to such combination, reclassification, exchange, subdivision or other change.
⇒If You Subdivide or Combine Your Shares. If at any time You combine or subdivide the Warrant Stock, the Exercise Price will be proportionately decreased in the case of a subdivision, or proportionately increased in the case of a combination.
⇒ If You Pay Stock Dividends. If at any time You pay a dividend payable in, or make any other distribution (except any distribution specifically provided for in the above paragraphs) of the Warrant Stock, then the Exercise Price shall be adjusted, from and after the record date of such dividend or distribution, to that price determined by multiplying the Exercise Price in effect immediately prior to such record date by a fraction (i) the numerator of which shall be the total number of all shares of the Warrant Stock outstanding immediately prior to such dividend or distribution, and (ii) the denominator of which shall be the total number of all shares of the

Warrant Stock outstanding immediately after such dividend or distribution. We will thereafter be entitled to purchase, at the Exercise Price resulting from such adjustment, the number of shares of Warrant Stock (calculated to the nearest whole share) obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of shares of Warrant Stock issuable upon the exercise hereof immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting from such adjustment.
⇒“Pay to Play” Rights. In the event that any “pay to play” terms or conditions (i.e. terms or conditions that require a holder of shares of Your preferred stock (the “Preferred Stock”) to purchase securities in a future round of equity financing or else lose the benefit of anti-dilution protections applicable to shares of Preferred Stock or have such shares of Preferred Stock automatically convert into Common Stock or another class or series of capital stock) in Your Certificate of Incorporation are triggered in connection with any sale or issuance of securities (a “Trigger Event”), then, in each such event the purchase rights under this Warrant Agreement shall automatically adjust to provide Us, upon the later exercise hereof, with the same securities and/or rights that We would have received had We (x) exercised this Warrant Agreement prior to such Trigger Event, and (y) participated in the applicable equity financing in an amount sufficient to be deemed to have fully participated for purposes of such “pay to play” provision.
⇒If You Change the Antidilution Rights of the Warrant Stock or Issue New Preferred or Convertible Stock. All antidilution rights applicable to the Warrant Stock purchasable under this Warrant Agreement are as set forth in Your Certificate of Incorporation, as amended through the Effective Date. You will promptly provide Us with any restatement, amendment, modification of or waiver of any right under Your Certificate of Incorporation. You will provide Us with copies of any notices that You send to Your stockholders with respect to any issuance of Your stock or other equity security to occur after the Effective Date (other than issuances of stock or equity securities pursuant to customary employee stock plans).

5.	WE CAN TRANSFER THIS PLAIN ENGLISH WARRANT AGREEMENT.
Subject to the terms and conditions contained in Section 7, We (or any successor transferee) may transfer in whole or in part this Warrant Agreement and all its rights (“Offered Warrants”), provided that as a condition of any such transfer, (A) We (or any successor transferee) have provided You with notice of such proposed transfer and You elect not to exercise your Right of First Refusal (as defined below) or the Refusal Period (as defined below) has lapsed without response from You and (B) provided that as a condition of any such transfer, the transferee agrees to be bound by the terms of this Warrant Agreement. You will record the transfer on Your books when You receive Our Notice of Transfer in the form attached hereto as Exhibit III, and Our payment of all transfer taxes and other governmental charges involved in such transfer. Notwithstanding the foregoing, We shall not be required to give You notice and the Right of First Refusal shall not apply in cases in which We are (i) collaterally assigning an interest in the Warrant Agreement in connection with Our entry into a debt facility with a third party or (ii) assigning Our interest herein to an Affiliate entity of Us.
You have a right of first refusal (the “Right of First Refusal”) to purchase any or all of the Offered Warrants, if You give written notice of the exercise of such right to Us within ten (10) business days (the “Refusal Period”) after the date of Your receipt of notice from Us. In the event We do not receive written notice that You have elected to exercise the Right of First Refusal prior to the end of the Refusal Period, You shall be deemed to have rejected the exercise of such right, and the Right of First Refusal shall expire and be of no further force and effect. If You do not intend to exercise the Right of First Refusal for any portion of the Offered Warrants or if You are not lawfully able to repurchase the Offered Warrants, You agree to send written notice thereof as soon as possible during the Refusal Period.

6.	REPRESENTATIONS, WARRANTIES, AND COVENANTS FROM YOU.
⇒Reservation of Warrant Stock. The Warrant Stock issuable upon exercise of Our rights under this Warrant Agreement will be duly and validly reserved and when issued in accordance with the provisions of this Warrant Agreement will be validly issued, fully paid and non-assessable, and will be free of any taxes, liens, charges or encumbrances of any nature whatsoever (other than liens or encumbrances created or imposed by Us); provided, however, that the Warrant Stock issuable pursuant to this Warrant Agreement may be subject to restrictions on transfer under state and/or Federal securities laws. Upon Our exercise, You will issue to Us certificates for shares of Warrant Stock without charging Us any tax, or other cost incurred by You in connection with such exercise and the related issuance of shares of Warrant Stock. You will not be required to pay any tax, which may be payable in respect of any transfer involved and the issuance and delivery of any certificate in a name other than TriplePoint Capital LLC.
⇒Due Authority. Your execution and delivery of this Warrant Agreement and the performance of Your obligations hereunder, including the issuance to Us of the right to acquire the shares of Warrant Stock, have been duly authorized by all necessary corporate action on Your part and this Warrant Agreement is not inconsistent with Your Certificate of Incorporation or Bylaws, do not contravene any law or governmental rule, regulation or order applicable to it, do not and will not contravene any material provision of, or constitute a material default under, any indenture, mortgage, material contract or other instrument to which You are a party or by which You are bound, and this Warrant Agreement constitutes a legal, valid and binding agreement, enforceable in accordance with its respective terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and the rules of law or principles at equity governing specific performance, injunctive relief and other equitable remedies.
⇒ Consents and Approvals. No consent or approval of, giving of notice to, registration with, or taking of any other action in respect of any state, Federal or other governmental authority or agency is required with respect to execution, delivery and Your performance of Your obligations under this Warrant Agreement, except for the filing of any required notices pursuant to Federal and state securities laws, which filings will be effective by the times required thereby.
⇒Issued Securities. All of Your issued and outstanding shares of Common Stock, Warrant Stock or any other securities have been duly authorized and validly issued and are fully paid and nonassessable. All outstanding shares of Common Stock and Warrant Stock were issued in full compliance with all Federal and state securities laws. In addition as of the Effective Date:
Your authorized capital consists of (A) 95,000,000 shares of Common Stock, of which 27,901,101 shares of Common Stock are issued and outstanding, and (B) 46,328,407 shares of preferred stock, of which 45,990,138 shares are issued and outstanding.
You have reserved 34,832,523 shares of Common Stock for issuance under Your Stock Incentive Plan, under which 15,538,172 options have been granted and remain outstanding. Except as otherwise provided in this Warrant Agreement and as noted above, there are no other options, warrants, conversion privileges or other rights presently outstanding to purchase or otherwise acquire any authorized but unissued shares of Your capital stock or other of Your securities.
Except as set forth in the Rights Agreement (as defined below), a true, correct and complete copy of which has been delivered to Us prior to the issuance of this Warrant, Your stockholders do not have preemptive rights to purchase new issuances of Your capital stock.
⇒ Other Commitments to Register Securities. Except as set forth in this Warrant Agreement and the Investors’ Rights Agreement, You are not, pursuant to the terms of any other agreement currently in existence, under any obligation to register under the 1933 Act any of Your presently outstanding securities or any of Your securities which may hereafter be issued.
⇒Exempt Transaction. Subject to the accuracy of Our representations in Section 7 hereof, the issuance of the Warrant Stock upon exercise of this Warrant Agreement will constitute a transaction exempt from (i) the registration requirements of Section 5 of the 1933 Act, in reliance upon Section 4(2) thereof, and (ii) the qualification requirements of the applicable state securities laws.

⇒Compliance with Rule 144. Subject to the other restrictions set forth in this Warrant Agreement, We may sell the Warrant Stock issuable hereunder in compliance with Rule 144 promulgated by the Securities and Exchange Commission. Within ten (10) days of Our request, You agree to furnish Us, a written statement confirming Your compliance with the filing requirements of the Securities and Exchange Commission as set forth in such Rule 144, as may be amended.
⇒No Impairment. You agree not to, by amendment of Your Certificate of Incorporation, by-laws or other organizational or charter documents or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by You, but shall at all times in good faith assist in carrying out of all the provisions of this Warrant and in taking all such action as may be necessary or appropriate to protect Our rights under this Warrant against impairment. However, You shall not be deemed to have impaired Our rights if You amend Your Certificate of Incorporation, or the holders of Your preferred stock waive their rights thereunder, in a manner that does not (individually or when considered in the context of any other actions being taken in connection with such amendments or waivers) affect Us in a manner different from the effect that such amendments or waivers have on the rights of other holders of the same series and class as the Warrant Stock; provided, however, that, notwithstanding the foregoing, You shall not impose any restrictions on the transferability or alienability of the Warrant Stock other than in effect as of the Effective Date without the express written consent of Us.

7.	OUR REPRESENTATIONS AND COVENANTS TO YOU.
⇒Investment Purpose. The right to acquire Warrant Stock or the Warrant Stock issuable upon exercise of Our rights contained herein and the Common Stock issuable upon conversion will be acquired for investment purposes and not with a view to the sale or distribution of any part thereof, and We have no present intention of selling or engaging in any public distribution of the same in violation of the 1933 Act.
⇒Private Issue. We understand (i) that this Warrant Agreement, the Warrant Stock issuable upon exercise of this Warrant Agreement and the Common Stock issuable upon conversion of the Warrant Stock are not registered under the 1933 Act or qualified under applicable state securities laws on the ground that the issuance contemplated by this Warrant Agreement will be exempt from the registration and qualifications requirements thereof, and (ii) that Your reliance on such exemption is predicated on the representations set forth in this Section 7.
⇒Disposition of Our Rights. In no event will We make a disposition of any of Our rights to acquire Warrant Stock or Warrant Stock issuable upon exercise of such rights or the Common Stock issuable upon conversion of the Warrant Stock unless and until (i) We shall have notified You in writing of the proposed disposition, and (ii) the transferee agrees to be bound in writing to the applicable terms and conditions of this Warrant Agreement, and (iii) if You request, We shall have furnished You with an opinion of counsel satisfactory to You and Your counsel to the effect that (A) appropriate action necessary for compliance with the 1933 Act has been taken, or (B) an exemption from the registration requirements of the 1933 Act is available. Notwithstanding the foregoing, the restrictions imposed upon the transferability of any of Our rights to acquire Warrant Stock or Warrant Stock issuable on the exercise of such rights or the Common Stock issuable upon conversion of the Warrant Stock do not apply to transfers from the beneficial owner of any of the aforementioned securities to its nominee or from such nominee to its beneficial owner, and shall terminate as to any particular share of Warrant Stock when (1) such security shall have been effectively registered under the 1933 Act and sold by the holder thereof in accordance with such registration or (2) such security shall have been sold without registration in compliance with Rule 144 under the 1933 Act, or (3) a letter shall have been issued to You at Our request by the staff of the Securities and Exchange Commission or a ruling shall have been issued to You at Our request by such Commission stating that no action shall be recommended by such staff or taken by such Commission, as the case may be, if such security is transferred without registration under the 1933 Act in accordance with the conditions set forth in such letter or ruling and such letter or ruling specifies that no subsequent restrictions on transfer are required. Whenever the restrictions imposed hereunder shall terminate, as hereinabove provided, the holder of a share of Warrant Stock then outstanding as to which such restrictions have terminated shall be entitled to receive from You, without expense to such holder, one or more new certificates for the Warrant or for such shares of Warrant Stock not bearing any restrictive legend referring to 1933 Act registration or exemption.
⇒Financial Risk. We have such knowledge and experience in financial and business matters and knowledge of Your business affairs and financial condition as to be capable of evaluating the merits and risks of Our investment, and have the ability to bear the economic risks of Our investment.
⇒Risk of No Registration. We understand that if You do not register with the Securities and Exchange Commission pursuant to Section 12 of the Securities Exchange Act of 1934 (the “1934 Act”), or file reports pursuant to Section 15(d), of the 1934 Act, or if a registration statement covering the securities under the 1933 Act is not in effect when We desire to sell (i) the rights to purchase Warrant Stock pursuant to this Warrant Agreement, or (ii) the Warrant Stock issuable upon exercise of the right to purchase, or (iii) the Common Stock issuable upon conversion of the Warrant Stock, We may be required to hold such securities for an indefinite period. We also understand that any sale of Our right to purchase Warrant Stock or Warrant Stock or Common Stock issuable upon conversion of the Warrant Stock, which might be made by it in reliance upon Rule 144 under the 1933 Act may be made only in accordance with the terms and conditions of that Rule.
⇒Accredited Investor. We are an "accredited investor" within the meaning of the Securities and Exchange Rule 501 of Regulation D of the 1933 Act, as presently in effect.
⇒Market Stand-Off. We agree to be bound by the market stand-off provisions set forth in Section 2.9 of that certain Amended and Restated Investors’ Rights Agreement dated as of October 28, 2014, by and among You and the investors set forth on Exhibit A thereto (as may be amended from time to time, the “Rights Agreement”). We also agree to sign the form of lock-up letter requested by Your underwriters in Your initial public offering, provided all other stockholders bound by the market stand-off language in the Rights Agreement are similarly bound. Notwithstanding the foregoing, in no event shall such market stand-off agreement restrict Our ability to exercise Our purchase rights under this Warrant Agreement, including the transfer of Common Stock to You solely to satisfy the exercise price pursuant to the Net Issuance Method.

8.	NOTICES YOU AGREE TO PROVIDE US.
You agree to give Us at least twenty (20) days prior written notice of the following events:
⇒    If You pay a Dividend or distribution declaration upon Your stock.
⇒    If You offer for subscription pro-rata to the existing stockholders additional stock or other equity rights.
⇒    If You consummate a Merger Event.
⇒    If You have an initial public offering.
⇒    If You dissolve or liquidate.
All notices in this Section must set forth details of the event, how the event adjusts either Our number of shares or Our Exercise Price and the method used for such adjustment.
Timely Notice. Your failure to timely provide such notice required above shall entitle Us to retain the benefit of the applicable notice period notwithstanding anything to the contrary contained in any insufficient notice received by Us.

9.	DOCUMENTS YOU WILL PROVIDE US.
Upon signing this Warrant Agreement You will provide Us with:
⇒Executed originals of this Warrant Agreement, and all other documents and instruments that We may reasonably require
⇒Secretary’s certificate of incumbency and authority
⇒Certified copy of resolutions of Your board of directors approving this Warrant Agreement
⇒Certified copy of Your Certificate of Incorporation and by-laws as amended through the Effective Date
⇒Current Rights Agreement
So long as this Warrant Agreement is in effect, You shall provide Us with the following:
⇒Within ten (10) Business Days after the closing of any equity financing, or extension of an existing round of equity financing, occurring after the Effective Date, in which You issue preferred stock or other securities You will provide Us with copies of the fully executed equity financing documents, including without limitation the related stock purchase agreement, investors rights agreement, voting agreement, amended or restated Certificates of Incorporation, current capitalization table and other related documents. Notwithstanding any term or condition contained in this Warrant Agreement to the contrary, Your failure to comply with this paragraph shall not constitute a default unless You have not provided the information requested within ten (10) days of Our request.
⇒Within thirty (30) days after completion You shall provide Us with any 409A Valuation Reports or other similar reports prepared for You. Notwithstanding any term or condition contained in this Warrant Agreement to the contrary, Your failure to comply with this paragraph shall not constitute a default unless You have not provided the information requested within ten (10) days of Our request.
⇒After all obligations under the Loan Agreement have been finally paid in full, within thirty (30) days after the end of each quarter, You will provide Us with (1) an unaudited income statement, statement of cash flows, and an unaudited balance sheet prepared in accordance with GAAP accompanied by a report detailing any material contingencies, and (2) provided the same have been prepared for Your investors, within one hundred eighty (180) days of the end of each fiscal year end, You will provide Us with audited financial statements accompanied by an audit report and an unqualified opinion of the independent certified public accountants. Notwithstanding any term or condition contained in this Warrant Agreement to the contrary, Your failure to comply with this paragraph shall not constitute a default unless You have not provided the information requested within ten (10) days of Our request.
⇒You shall submit to Us any other documents and other information that We may reasonably request from time to time and are necessary to implement the provisions and purposes of this Warrant Agreement.

10.	REGISTRATION RIGHTS UNDER THE 1933 ACT.
The shares of Your Common Stock into which the Warrant Stock is convertible shall be entitled to “piggyback” and S-3 registration rights on the same terms, conditions, limitations and obligations imposed upon other holders of Your Preferred Stock, all as set forth in the Rights Agreement. The provisions set forth in Your Rights Agreement relating to such registration rights in effect as of the date of this Warrant Agreement may not be amended, modified or waived without Our prior written consent unless such amendment, modification or waiver affects the rights associated with the shares of common stock into which the Warrant Stock is convertible in the same manner as such amendment, modification, or waiver affects the rights associated with all other shares of the same series and class of stock as the Warrant Stock.

11.	OTHER LEGAL PROVISIONS THE PARTIES WILL ABIDE BY.
Effective Date. This Warrant Agreement shall be construed and shall be given effect in all respects as if it had been executed and delivered by the Parties on the date hereof. This Warrant Agreement shall be binding upon any of the successors or assigns of the Parties.
Attorney's Fees. In any litigation, arbitration or court proceeding between the Parties relating to this Warrant Agreement, the prevailing party as per a final judgment shall be entitled to reasonable attorneys' fees and expenses and all reasonable costs of proceedings incurred in enforcing this Warrant Agreement.
Governing Law. This Warrant Agreement shall be governed by and construed for all purposes under and in accordance with the laws of the State of California without giving effect to that body of law pertaining to conflicts of laws.
Consent to Jurisdiction and Venue. All judicial proceedings arising in or under or related to this Warrant Agreement may be brought in any state or federal court of competent jurisdiction located in the State of California. By execution and delivery of this Warrant Agreement, each party hereto generally and unconditionally: (a) consents to personal jurisdiction in San Mateo County, State of California; (b) waives any objection as to jurisdiction or venue in San Mateo County, State of California; and (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts. Service of process on any party hereto in any action arising out of or relating to this Warrant Agreement shall be effective if given in accordance with the requirements for notice set forth in this Section, and shall be deemed effective and received as set forth therein. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.
Mutual Waiver of Jury Trial; Judicial Reference. Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and the Parties wish applicable state and federal laws to apply (rather than arbitration rules), The Parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF THE PARTIES SPECIFICALLY WAIVES ANY RIGHT THEY MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY YOU AGAINST US OR OUR ASSIGNEE OR BY US OR OUR ASSIGNEE AGAINST YOU WITH RESPECT TO THIS WARRANT AGREEMENT. IN THE EVENT THAT THE FOREGOING JURY TRIAL WAIVER IS NOT ENFORCEABLE, ALL CLAIMS, INCLUDING ANY AND ALL QUESTIONS OF LAW OR FACT RELATING THERETO, SHALL, AT THE WRITTEN REQUEST OF ANY PARTY, BE DETERMINED BY JUDICIAL REFERENCE PURSUANT TO THE CALIFORNIA CODE OF CIVIL PROCEDURE. THE PARTIES SHALL MUTUALLY SELECT A SINGLE NEUTRAL REFEREE, WHO SHALL BE A RETIRED STATE OR FEDERAL JUDGE. IN THE EVENT THAT THE PARTIES CANNOT AGREE UPON A REFEREE, THE REFEREE SHALL BE APPOINTED BY THE COURT. THE REFEREE SHALL REPORT A STATEMENT OF DECISION TO THE COURT. NOTHING IN THIS SECTION SHALL LIMIT THE RIGHT OF ANY PARTY AT ANY TIME TO EXERCISE LAWFUL SELF-HELP REMEDIES, FORECLOSE AGAINST COLLATERAL OR OBTAIN PROVISIONAL REMEDIES. THE PARTIES SHALL BEAR THE FEES AND EXPENSES OF THE REFEREE EQUALLY UNLESS THE REFEREE ORDERS OTHERWISE. THE REFEREE SHALL ALSO DETERMINE ALL ISSUES RELATING TO THE APPLICABILITY, INTERPRETATION, AND ENFORCEABILITY OF THIS SECTION. THE PARTIES ACKNOWLEDGE THAT THE CLAIMS WILL NOT BE ADJUDICATED BY A JURY. This waiver extends to all such Claims, including Claims that involve persons other than You and Us; Claims that arise out of or are in any way connected to the relationship between You and Us; and any Claims for damages, breach of contract, specific performance, or any equitable or legal relief of any kind, in each case arising out of this Warrant Agreement.

Counterparts. This Warrant Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Notices. Any notice required or permitted under this Warrant Agreement shall be given in writing and shall be deemed effectively given upon the earlier of (1) actual receipt or 3 days after mailing if mailed postage prepaid by regular or airmail to Us or You or (2) one day after it is sent by overnight mail via nationally recognized courier or (3) on the same day as sent via confirmed facsimile transmission, provided that the original is sent by personal delivery or mail by the sending party.
Remedies. In the event of any default hereunder, the non-defaulting party may proceed to protect and enforce its rights either by suit in equity and/or by action at law, including but not limited to an action for damages as a result of any such default, and/or an action for specific performance for any default where such party will not have an adequate remedy at law and where damages will not be readily ascertainable. Each party expressly acknowledges and agrees that there is no adequate remedy at law for any breach of this Warrant Agreement and that in the event of any breach of this Warrant Agreement, the injured party shall be entitled to specific performance of any or all provisions hereof or an injunction prohibiting the other party from continuing to commit any such breach of this Warrant Agreement.
Survival. The representations, warranties, covenants, and conditions of the Parties contained herein or made pursuant to this Warrant Agreement shall survive the execution and delivery of this Warrant Agreement.
Severability. In the event any one or more of the provisions of this Warrant Agreement shall for any reason be held invalid, illegal or unenforceable, the remaining provisions of this Warrant Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision, which comes closest to the intention of the Parties underlying the invalid, illegal or unenforceable provision.
Entire Agreement. This Warrant Agreement constitutes the entire agreement between the Parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations and undertakings of the Parties, whether oral or written, with respect to such subject matter.
Amendments. Any provision of this Warrant Agreement may only be amended by a written instrument signed by the Parties.
Lost Warrants or Stock Certificates. You covenant to Us that, upon receipt of evidence reasonably satisfactory to You of the loss, theft, destruction or mutilation of this Warrant Agreement or any stock certificate and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to You, or in the case of any such mutilation upon surrender and cancellation of such Warrant Agreement or stock certificate, You will make and deliver a new Warrant Agreement or stock certificate, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant Agreement or stock certificate.
Rights as Stockholders. We shall not, as a party to this Warrant Agreement, be entitled to vote or receive dividends or be deemed the holder of the Warrant Stock or any of Your other securities which may at any time be issuable upon the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon Us any of the rights of one of Your stockholders or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to receive dividends or subscription rights or otherwise until this Warrant Agreement is exercised and the shares purchasable upon the exercise hereof shall have become deliverable, as provided herein.
Signatures. This Warrant Agreement may be executed and delivered by facsimile or transmitted electronically in either Tagged Image Format Files (“TIFF”) or Portable Document Format (“PDF”) and, upon such delivery, the facsimile, TIFF or PDF signature, as applicable, will be deemed to have the same effect as if the original signature had been delivered to the other party.

Confidentiality. We agree that the confidentiality obligations from the Loan Agreement are incorporated herein by reference and shall apply to any information disclosed under this Warrant Agreement. The confidentiality obligations set forth therein shall survive termination of the Loan Agreement, and continue with respect any information You have disclosed hereunder until such time as this Warrant Agreement is exercised in accordance with its terms or terminated..
(Signature Page to Follow)

IN WITNESS WHEREOF, each of the Parties have caused this Warrant Agreement to be executed by its officers who are duly authorized as of the Effective Date.

You:	WEALTHFRONT INC.

Signature:	/s/ Adam Nash

Print Name:	Adam Nash

Title:	CEO

Us:	TRIPLEPOINT CAPITAL LLC

Signature:	/s/ Jim Labe

Print Name:	Jim Labe

Title:	CEO
[SIGNATURE PAGE TO WARRANT AGREEMENT 0952-W-01)
14

EXHIBIT I
NOTICE OF EXERCISE
To:         [                                         ]
1.We hereby elect to purchase [   ] shares of the Series [   ] Preferred Stock of [                     ], pursuant to the terms of the Plain English Warrant Agreement dated the [  ] day of [  ], [20 ] (the "Plain English Warrant Agreement") between You and Us, We hereby tender here payment of the purchase price for such shares in full, together with all applicable transfer taxes, if any.
2.Method of Exercise (Please initial the applicable blank)
a.                 The undersigned elects to exercise the Plain English Warrant Agreement by means of a cash payment, and gives You full payment for the purchase price of the shares being purchased, together with all applicable transfer taxes, if any.
b.                 The undersigned elects to exercise the Plain English Warrant Agreement by means of the Net Issuance Exercise method of Section 3 of the Plain English Warrant Agreement.
3.In exercising Our rights to purchase the Series [   ] Preferred Stock of [                                               ], We hereby confirm and acknowledge the investment representations, warranties and covenants made in Section 7 of the Plain English Warrant Agreement.
Please issue a certificate or certificates representing these purchased shares of Series [    ] Preferred Stock in Our name or in such other name as is specified below.

(Name)

(Address)

US:	TRIPLEPOINT CAPITAL LLC

By:

Title:

Date:

EXHIBIT II
ACKNOWLEDGMENT OF EXERCISE
[                                                         ], hereby acknowledges receipt of the "Notice of Exercise" from TRIPLEPOINT CAPITAL LLC, to purchase [   ] shares of the Series [   ] Preferred Stock of [                                       ], pursuant to the terms of the Plain English Warrant Agreement, and further acknowledges that [  ] shares remain subject to purchase under the terms of the Plain English Warrant Agreement.

YOU:	WEALTHFRONT INC.

By:

Title:

Date:

EXHIBIT III
TRANSFER NOTICE
FOR VALUE RECEIVED, the foregoing Plain English Warrant Agreement and all rights evidenced thereby are hereby transferred and assigned to

(Please Print)

Whose address is

Dated:

Holder's Signature:

Holder's Address:

Transferee’s Signature:

Transferee’s Address:

Signature Guaranteed:
By signature hereto, Transferee agrees to be subject to and bound by the terms and conditions of (i) the Plain English Warrant Agreement, including the investment representations, warranties and covenants contained in Section 7 thereof and (ii) Section 2.9 (Market Standoff Agreement) of the Rights Agreement. Transferee also agrees to execute the form of lock-up letter requested by the underwriters of Tune, Inc’s initial public offering. Notwithstanding the foregoing, in no event shall such market stand-off agreement restrict Transferee’s ability to exercise its purchase rights under this Warrant Agreement, including the transfer of Common Stock to You solely to satisfy the exercise price pursuant to the Net Issuance Method.
NOTE: The signature to this Transfer Notice must correspond with the name as it appears on the face of the Plain English Warrant Agreement, without alteration or enlargement or any change whatever. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Plain English Warrant Agreement.